CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------------

We consent to the incorporation by reference in this Post-Effective Amendment No.25 to the Registration Statement of Northstar Balance Sheet Opportunities Fund on Form N-1A (File Nos. 33-850 and 811-2239) of our report dated February 5, 1999, on our audits of the financial statements and financial highlights of Northstar Funds, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998, which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectus and under the captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


                                               PricewaterhouseCoopers LLP

New York, New York
February 26, 1999